Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157979, 333-140426, 333-130830, and 333-129131), Form S-8 (Nos. 333-118275 and 333-166882) and Post Effective Amendment No. 3 on Form S-3 to Form S-4 (No. 333-150059) of American Campus Communities, Inc., and the Registration Statement on Form S-3 (No. 333-181102) of American Campus Communities, Inc. and American Campus Communities Operating Partnership LP, of our report dated October 24, 2012 included herein with respect to the combined statement of revenue and certain expenses of the Campus Acquisitions Portfolio for the year ended December 31, 2011.  Our report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of the Campus Acquisitions Portfolio’s combined revenue and expenses.

/s/ McGladrey LLP

Chicago, Illinois
October 24, 2012